EXHIBIT 16.1

June 6, 2024

Securities and Exchange Commission

100 F Street, NW

Washington, DC 20549

RE:	Innovative Designs, Inc., Change in auditor

We have been requested to respond to Innovative Designs, Inc.’s (Innovative) Form 8-K filing stating whether we agree with the statements contained in the letter, and if not, stating the respects in which we do not agree.

We agree with the statements contained in the Form 8-K filing regarding there not being any disagreements with RW Group regarding any matter of accounting principles or practices, financial statement disclosure or procedure, which disagreement(s), if not resolved to the satisfaction of RW Group, would have caused us to make a reference to the subject matter of the disagreement(s) in connection with its report, nor were there any “reportable events”, as such term is described in Item304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1934, as amended (the “1934 Act”).

If further information is necessary, please do not hesitate to contact me.

Regards,

Richard Wortmann, CPA

Managing Member

RW Group, LLC

cc: John Thomas, Esq. Counsel for Innovative Designs, Inc.

400 Old Forge Lane	Phone: 610-713-8208
Suite 401	Fax: 610-807-0370
Kennett Square, PA 19348-1914	www.rwgroupllc.com